Jennifer S. Ramsey Licensing Contract Administrator National Renewable Energy Laboratory 303-275-4435 Jennifer.Ramsey@nrel.gov

January 05, 2012

Charles Provini
Natcore Technology, Inc.
87 Maple Avenue
Redbank, NJ 07701

RE: Signed License Agreement Between NREL and Natcore Technology

Dear Mr. Provini,

Enclosed, please find a signed copy of the Exclusive Patent License Agreement between NREL and Natcore Technology, Inc., for your records. A copy will be sent to Tagliaferro & LoPresti LLP as well.

Please feel free to contact me at (303) 275-4435 or at jennifer.ramsey@nrel.gov if you have any questions.

Regards,

Jennifer S. Ramsey
National Renewable Energy Laboratory
1617 Cole Blvd,MS5230
Golden, CO 80401

1617 Cole Blvd. • Golden, CO 80401-3305 • (303) 275-3000 • NREL is a national laboratory of the U.S. Department of Energy Office of Energy Efficiency & Renewable Energy, operated by the Alliance for Sustainable Energy, LLC

EXCLUSIVE PATENT LICENSE AGREEMENT
Between
Alliance for Sustainable Energy, LLC
And
NATCORE TECHNOLOGY INC.

          This License Agreement (hereinafter “Agreement”), which shall be effective on the date it is executed by the last Party to sign (the “Effective Date”), below is between Alliance for Sustainable Energy, LLC (hereinafter “Alliance”), Management and Operating Contractor for the National Renewable Energy Laboratory (hereinafter “NREL”) located at 1617 Cole Blvd., Golden, Colorado 80401 and NATCORE TECHNOLOGY INC., (hereinafter “Licensee”), a company incorporated pursuant to the laws of the Province of British Columbia and having an office located at located at 47 Club Way, Red Bank, New Jersey, USA, 07701, hereinafter referred to individually as “Party” and jointly as “Parties”. This Agreement shall be effective on the date the last Party signs this Agreement (hereinafter “Effective Date”).

BACKGROUND:

          Alliance manages and operates NREL under authority of its Prime Contract No. DE-AC36-08GO28308 (hereinafter “Prime Contract”) with the United States Government as represented by the Department of Energy (hereinafter “DOE”);

          Researchers at NREL have developed certain inventions pertaining to the production of silicon wafers using a nanocatalytic wet-chemical etch (collectively hereinafter referred to as “Black Silicon”), as part of their employment at NREL, and which were conceived or first reduced to practice in the performance of work at NREL under the above Prime Contract. Pursuant to the terms of the Prime Contract and existing laws of the United States, Alliance acquired rights in and to the patent rights covering such inventions;

          Licensee is a research and development company located in State of New Jersey, and as applicable, has worked closely with NREL on the development of certain applications related to black silicon, and related projects;

          Licensee is interested in acquiring certain rights to Alliance’s Inventions and plans develop and commercialize a line of products related to the production of Black Silicon based on such inventions and in combination with Licensee’s proprietary intellectual property and patents;

          The Parties intend to, or have entered into a Cooperative Research and Development Agreement related to this Agreement to develop commercial prototypes that embody the Inventions; and

          Alliance is willing to grant such rights so that the Inventions will be developed and be used to the fullest extent possible for the benefit of the general public.

TERMS & CONDITIONS:

          THEREFORE, in consideration of the foregoing premises, covenants and agreements contained herein, the Parties agree to be bound as follows:

1. Definitions.

          1.1 “Licensed Patents” means Alliance’s United States and foreign patents and patent applications that are protected as NREL Protected Information under 35 U.S.C. §205. The Licensed Patents are listed in Exhibit A, “Licensed Patents” which is hereby incorporated into this Agreement by reference. Any United States and foreign patents issuing from the patent applications and that will be licensed by Licensee pursuant to the terms of this Agreement listed in Exhibit A will be added to Exhibit A upon issuance. Licensed Patents shall also include divisions, continuations (excluding continuations-in-part claiming new subject matter), reissues, re-examinations, substitutes, and extensions of the patents and patent applications as they arise.

          1.2 “Licensed Product(s)” means any material, composition, or other product or service, the manufacture, use, import, offer to sell or sale of which would constitute, but for the license granted to Licensee herein, an infringement of a claim of the Licensed Patents (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

          1.3 “Affiliate” of a Party means any person or entity that, at any time during the term of this Agreement, directly or indirectly controls, is controlled by, or is under common control with such Party, where “control” means ownership of fifty percent (50%) or more of the voting power of the outstanding voting securities (but only as long as such person or entity meets these requirements).

          1.4 “Net Sales” means the payments and other consideration received by Licensee and its Affiliates from the manufacture, use, sale, offer to sell or importation of Licensed Products during a particular accounting period minus actual costs Licensee or its Affiliates incurred due to returns of Licensed Products, freight, and excise or other taxes (excluding income taxes) imposed on the production, sale, delivery, or use of the Licensed Products. For non-case and partial-cash transactions, Net Sales shall include any cash consideration received plus an amount equal to the fair market value of the non-cash consideration received. For sales not at arms-length (ie - sales to Affiliates), Net Sales shall be equal to the fair market value of such Licensed Products as when transferred in comparable arms-length transactions.

          1.5 “Government” shall mean the United States of America.

          1.6 “Patenting Costs” means any ongoing costs incurred or to be incurred, including but not limited to government fees and attorneys’ or other legal personnel fees, in the course of preparing, filing, prosecuting and maintaining any of the Licensed Patents, including continuations, re-examinations, reissues and appeals.

          1.7 “Field of Use” means the field of use as defined in Exhibit B, “Fields of Use and Financial Considerations”.

          1.8 “7AC Field” means the field of (A) combination photovoltaic and solar thermal modules that provide both electricity and hot liquid, and/or (B) any system that uses combination photovoltaic and solar thermal modules that provide both electricity and hot liquid whereby the hot liquid is used for hot liquid dehumidification. The term “hot liquid” specifically excludes hot air.

          1.9 “Liquid-Phase-Deposited Passivation” means passivation of photovoltaic cell by applying a liquid to the silicon surface, wherein the liquid produces a surface coating layer that provides passivation, with or without subsequent annealing steps.

          1.10 “Improvements” means any improvements to the Licensed Inventions that (a) either directly or indirectly claim priority from the patents or patent applications of the Licensed Inventions and (b) are conceived or first reduced to practice during the term of this Agreement solely by Alliance employees as a result of research and development activities for NREL and which if practiced without licensed rights would infringe one or more claims of the patent and patent applications covering the Licensed Inventions.

          1.11 “Sublicensee” means any non-Affiliate third party to whom Licensee has granted a Sublicense. “Sublicense” means an arms-length agreement in which Licensee, or Alliance, as applicable:

(a)	grants or otherwise transfers any of the rights granted hereunder or other rights that are relevant to designing, developing, testing, making, using, or selling of Licensed Products,

(b)	agrees not to assert the Licensed Patents or agrees not to sue, prevent or seek a legal remedy for the practice of same, and

(c)

is under an obligation to do any of the foregoing, or to forebear from offering or doing any of the foregoing with any other entity, including licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements or other agreements.

          1.12 “Licensed Chemicals” means a Licensed Product further comprising a chemical or gas covered by Licensed Patents.

2. Grants.

          2.1 Subject to Alliance’s rights in the Licensed Patents and to the terms and conditions of this Agreement, including the terms as set forth in Exhibit B, “Fields of Use and Financial Considerations”, which is attached to this Agreement and hereby incorporated by reference, Alliance hereby grants to Licensee and its Affiliates the exclusive right and license, subject to certain Government rights set forth below in Section 2.2., and subject to the conditions set forth in Section 9.4, to make, have made, use, import or sell, including but not limited to in combination with Licensee’s intellectual property, the Licensed Products worldwide, subject to the patent coverage of the Licensed Patents.

          2.2 The right and license granted in Section 2.1 is subject to the following Government rights: (a) the Government has a paid-up, royalty-free, worldwide, nontransferable, irrevocable license to practice or have practiced by or on behalf of the Government the inventions covered by the Licensed Patents, and (b) the DOE’s march-in rights as required by the Prime Contract and 35 U.S.C. §203.

          2.3 Licensee agrees that any Licensed Products for use or sale in the United States shall be substantially manufactured in the United States.

          2.4 Licensee shall mark all Licensed Products made or sold in the U.S. in accordance with 35 U.S.C. §287(a) and will mark all Licensed Products made or sold in other countries in accordance with laws and regulations then applicable in each such country. Licensee acknowledges that it will be liable to Alliance for infringement damages lost due to improper or defective patent marking.

          2.5 Alliance hereby grants Licensee a thirty (30) day right of first refusal to enter into negotiations with Alliance to incorporate Improvements into this Agreement by amendment provided that: (a) Alliance obtains title to such Improvements; (b) there are no pre-existing legal constraints or obligations that would prevent Alliance from licensing Improvements to Licensee; and (c) Improvements are applicable within the Field of Use. If Alliance and Licensee agree to incorporate such Improvements into this Agreement, the Improvements will be added to the list of Licensed Inventions included in Exhibit A and other negotiated terms that serve to amend this Agreement will be added or deleted as appropriate.

          2.6 Sublicenses

               2.5.1 Alliance hereby grants Licensee the right to grant Sublicenses to make, use, import and sell Licensed Products, in the Field of Use.

               2.5.2 Sublicenses shall be subject to the requirements for substantial U.S. manufacture consistent with this Agreement.

               2.5.3 Alliance shall have the right to deny approval of any Sublicense granted hereunder if it chooses to do so, including the terms and conditions of the Sublicense if the grant of the Sublicense violates a DOE policy. Licensee shall not Sublicense any rights that are not consistent with the terms, scope, and Field of Use of this Agreement.

               2.5.4 Licensee shall provide Alliance with a signed copy of each Sublicense it executes within fourteen (14) days after the Sublicense is executed.

               2.5.5 The Parties agree that termination of this Agreement, for any reason, shall not affect existing Sublicenses granted in good faith by Licensee pursuant to Section 2.5. Upon termination of this Agreement as aforesaid, Licensee agrees that it will assign to Alliance all Sublicenses entered into by Licensee and Sublicensees, and Alliance agrees to assume such assigned Sublicenses. Alliance will not be bound by duties or obligations contained in Sublicenses that are not contained in this Agreement.

               2.5.6 To the extent that Licensed Patents include any information marked “NREL Protected Information” pursuant to this Agreement; Licensee will be required to ensure that upon termination of Sublicenses, Licensee will recover all such information from its Sublicensees and return NREL Protected Information to Alliance.

               2.5.7 Unless such agreement is not permitted under the law of any country, or by precedence practice of the European Commission, Licensee shall contractually require that each such Sublicensee not at any time, directly or indirectly, oppose the grant of, nor dispute the validity of, nor cooperate in any suit against, any patent or claim included in the Licensed Patents.

3. Financial Obligations and Commercialization Plan.

          3.1 In consideration of the rights and license granted herein, Licensee agrees to the provisions of Exhibit B, “Fields of Use and Financial Considerations” and Exhibit C, “Development and Commercialization Plan”, attached to this Agreement and hereby incorporated by reference.

          3.2 Licensee shall owe no royalties to Alliance on any acquisitions involving Government funds if such sales reflect a discount that is greater than or equal to the amount Licensee would owe to Alliance under this license, because of the Government’s retained license in the Licensed Patents.

          3.3 Licensee shall report the Net Sales price paid by the purchaser for acquisitions or use of the Licensed Products involving Government funds under the Records, Reports, and Royalty Payments Section of this Agreement. This report will also include (a) a Government control number (if available); and (b) identification of the Government agency for each sale.

          3.4 Upon termination of this Agreement for any reason whatsoever, Licensee shall report and pay to Alliance, within thirty (30) days of such termination, any financial obligations including, but not limited to, fees, payments, royalties, reimbursements, interest, and other forms of consideration, due and owing Alliance.

4. Records, Reports, and Royalty Payments.

          4.1 Licensee agrees to: (a) keep adequate and sufficiently detailed records to enable Licensee’s financial obligations as required under this Agreement to be readily determined; and (b) up to two (2) times per annum, forty-eight (48) hours provide such records for inspection and copying by Alliance’s authorized representatives, with reasonable notice, at any time during Licensee’s regular business hours. In the event an examination of Licensee’s records reveals an underpayment of more than five percent (5%) of the accurate amounts due hereunder, Licensee shall pay all costs incurred by Alliance related to the examination or records in addition to paying the balance due, plus any applicable interest at the rate specified in Section 4.4 herein below.

               4.1.1 Licensee agrees that it shall also provide Alliance with any additional records that Alliance reasonably determines are necessary to verify any records that Licensee is required to generate or maintain to fulfill the requirements listed in Exhibits B and C.

               4.1.2 Licensee agrees to make any records that it is required to generate or maintain under the terms of this Agreement available for inspection by Alliance’s authorized representatives under the procedures provided in Section 4.1 for three (3) years after the last royalty period to which the records refer.

          4.2 Licensee shall provide Alliance with a written report certified by an officer of Licensee that complies with the requirements of the Notices and Payments Section and Section 3.3 of this Agreement no later than thirty (30) days after the end of each calendar year for the life of this Agreement that identifies the following information for the immediately preceding calendar year: (a) all Net Sales of the Licensed Products made by Licensee in U.S. Dollars itemized by domestic and/or foreign rights that are subject to this Agreement including acquisitions involving Government funds and all export Net Sales, and if none to so indicate; (b) amount of each payment due Alliance for patent costs reimbursement, upfront fees, minimum annual royalties and continuous royalties based on Net Sales of Licensed Products. Accompanying the annual written report will be the full payment due in U.S. Dollars, for the preceding calendar year, pursuant to the terms of this Agreement.

          4.3 Licensee shall make financial payments to the order of Alliance in U.S. dollars in accordance with Exhibit B and Section 4.2 above.

          4.4 If Licensee fails to make any payment to Alliance that may be required under this Agreement within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one and one half percent (1.5%) per month, or other authorized statutory rate, if higher, from the date when the payment was due until payment in full, with interest, is made. Should Licensee have need to delay a payment when due, Alliance will consider Licensee’s needs as presented, in writing to Alliance at the address set forth in Section 12.1, by Licensee and received by Alliance thirty (30) days before the required reporting and payment date. Under such conditions, Alliance may, at its sole discretion, extend the date upon which an annual payment is required.

5. Infringement by Third Parties.

          5.1 Licensee and Alliance shall promptly give notice in writing to each other of any known actual or potential infringement of the Licensed Patents. In the event any Licensed Patents are infringed by an unlicensed third party, Licensee and Alliance shall have the right to abate or prevent such infringement as follows.

               5.1.1 Alliance shall have the right, but not the obligation, to take appropriate action in connection with any proceeding or suit to abate or to prevent an infringement. Notwithstanding the foregoing, Alliance shall provide cooperation as may be reasonably required by Licensee in connection with any such proceeding(s) commenced by Licensee. Before commencing any action to abate or to prevent the infringement, Alliance will first consult with the DOE, as required by the Litigation and Claims provision of the Prime Contract between DOE and Alliance, and in the event DOE authorizes Alliance to undertake an infringement suit, Alliance shall further consult with Licensee to determine if Licensee also wishes to enter into such suit. With respect to any suit brought by Alliance, Licensee shall have the right to be represented by counsel at the suit proceedings and to participate therein at its own cost, but shall not have the right to control the suit. Licensee agrees to cooperate with, and give reasonable assistance to, Alliance in abating or preventing an infringement.

               5.1.2 The cost and expenses of all suits brought by Alliance under Section 5.1.1 above shall be equally shared by Alliance and each licensee entering into the suit, out of any settlement amount, damages or other monetary awards recovered in favor of Alliance. Alliance and Licensee shall share, on a pro rata basis, any award or judgment resulting from a suit brought by either party pursuant to this Section 5.

          5.2 Alliance and the Government shall not be liable for any costs or losses incurred as a result of an action for infringement brought against the Licensee as a result of Licensee’s exercise of any right granted under this Section 5, and Licensee shall indemnify and hold Alliance, the Government, their officers, employees and agents harmless against all liability, expenses and costs, including attorneys’ fees incurred as a result of any such suit.

6. Representations and Warranties.

          6.1 Alliance represents and warrants that Alliance can grant the rights, licenses, and privileges granted by this Agreement.

          6.2 Alliance represents that Alliance has no actual knowledge of any infringement claims filed against Alliance for practicing the Licensed Patents anywhere in the world.

          6.3 Except as set forth in this Section 6, Alliance makes NO REPRESENTATIONS OR WARRANTIES, express or implied, with regard to infringement of any Licensed Patents.

          6.4 Licensee represents and warrants that it shall not export any technical information (or the direct product thereof) furnished to Licensee, either directly or indirectly by Alliance in the grant of a license to the Licensed Patents, from the United States of America, directly or indirectly without first complying with all requirements of the Export Administration Regulations, including the requirement for obtaining any export license, as applicable.

          6.5 Licensee warrants that it will not grant any rights inconsistent with the terms, scope and Fields of Use of this Agreement.

          6.6 Licensee agrees to indemnify, defend and hold harmless Alliance, DOE and the Government, its officers, agents and employees from all liability involving the violation of such export regulations, either directly or indirectly, by Licensee.

          6.7 Licensee acknowledges it may be subject to criminal liability under U.S. laws for Licensee’s failure to obtain any required export licenses.

7. Limitations of Warranties, Indemnification and Insurance.

          7.1 Neither NREL, Alliance, the DOE, the Government nor persons acting on their behalf will be responsible for any injury to or death of persons, or damage to or destruction of any property, or for any other loss, damage, or injury of any kind whatsoever resulting from Licensee’s manufacture, use, importation or sale of the Licensed Patents, or Licensed Products, in whatever form furnished hereunder, absent any negligent act or omission on the part of NREL, Alliance, DOE and/or the Government.

          7.2 THE PARTIES AGREE THAT NEITHER NREL, ALLIANCE, DOE, THE GOVERNMENT, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED:

               7.2.1 WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER;

               7.2.2 THAT THE USE OF ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION MAY NOT INFRINGE ANY PRIVATELY OWNED RIGHTS;

               7.2.3 THAT ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR

               7.2.4 THAT ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULT OR ARE SAFE OR FIT FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE;

               7.2.5 NREL, DOE, ALLIANCE AND THE GOVERNMENT HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, NREL PROTECTED INFORMATION, OR LICENSED PRODUCTS MANUFACTURED, USED, OR SOLD BY LICENSEE.

               7.2.6 NEITHER NREL, DOE, ALLIANCE NOR THE GOVERNMENT SHALL BE LIABLE FOR LOST PROFITS, LOST SAVINGS, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES IN ANY EVENT, EVEN IF SUCH PARTY IS MADE AWARE OF THE POSSIBILITY THEREOF.

          7.3 Except for any liability resulting from any negligent act or omission of NREL, the DOE, the Government or Alliance, Licensee shall indemnify and hold harmless NREL, the DOE, the Government and Alliance, and their officers, employees, and agents, for all damages, costs, and expenses, including attorneys’ fees, arising from death, personal injury or property damage to third parties occurring as a result of the commercialization and utilization of the Licensed Patents by Licensee and its Affiliates including but not limited to, the making, using, selling, or exporting of Licensed Products, processes, or services by or on behalf of the Licensee, its Affiliates, its assigns, or licensees which was derived from the work or activities performed under this Agreement. This indemnification shall include, but not be limited to, indemnification for any product liability resulting from the commercialization and utilization of the Licensed Patents by Licensee and its Affiliates. The indemnity set forth in this Section 7.3. shall apply only if Licensee shall have been informed as soon as practical by NREL, Alliance and/or the DOE or the Government of the action alleging such claim and shall have been given an opportunity, to the extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the NREL, Alliance and/or the DOE or the Government shall have provided reasonably available information and reasonable assistance (at Licensee’s cost) as requested by Licensee. No settlement for which Licensee shall be responsible shall be made without Licensee’s consent unless required by final decree of a court of competent jurisdiction.

          7.4 Beginning at the time when any Licensed Products are being distributed or sold (including for the purpose of obtaining regulatory approvals) Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $1,000,000 per incident and $5,000,000 annual aggregate, and Licensee shall have the DOE, the Government, NREL and Alliance, its officers, employees and agents named as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

          7.5 Licensee shall provide Alliance with written evidence of such insurance upon Alliance’s written request. Licensee shall provide Alliance with written notice of at least fifteen (15) days before a material change in such insurance.

          7.6 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Products are practiced or processes covered by this Agreement are being commercially distributed or sold by Licensee or agent of Licensee; and (b) the three (3) year period immediately after such period described in subsection (a).

8. Patent Prosecution and Technical Assistance.

          8.1 Alliance is the owner of the Licensed Patents and shall have exclusive responsibility for the preparation, filing, prosecution and maintenance of the Licensed Patents, including choice of patent counsel. As requested, Licensee shall cooperate with Alliance to insure that the claims for each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Licensee’s knowledge, all items of commercial interest to Licensee that are contemplated to be sold or procedures to be practiced under this Agreement.

          8.2 Licensee will reimburse Alliance for all Patenting Costs for all Licensed Patents as listed in Exhibit A accruing on and after the Effective Date of this Agreement. In the case where Licensed Patents are licensed to other licensees, Licensee will reimburse Alliance for actual Patenting Costs on a pro rata basis with Alliance and other licensees for said non-exclusively licensed Licensed Patents. Invoices for such costs will not exceed actual costs and are due and payable no later than thirty (30) days after receipt of invoices by Licensee.

          8.3 Alliance agrees, upon the written request of Licensee, to assist Licensee in obtaining technical assistance from NREL subject to the availability of the required resources and under the appropriate agreements. Licensee shall pay full cost in accordance with the Prime Contract with the Government for the cost of such technical assistance.

          8.4 If Licensee declines to pay in full any Patenting Costs within the period specified in Paragraph 8.2 which are necessary to the protection of certain rights at issue, Alliance shall have the right to (i) abandon some or all of such rights at Alliance’s sole discretion, or (ii) incur those costs at its own expense; in either case, Alliance shall have the right to exclude such rights from the licenses granted hereunder. In such event, Alliance shall be free to license such rights to third parties without further obligation to Licensee.

9. Term of Agreement and Early Termination.

          9.1 Subject to early termination as set forth in this Section and the terms and conditions set forth in Exhibits B and C, this Agreement shall be effective for as long as the Licensed Patents are enforceable.

          9.2 Either Party shall have the right to terminate this Agreement with cause and without judicial resolution upon written notice to the other after the non-breaching Party notifies the asserted breaching Party of a breach of any provision of this Agreement and the asserted breach has not been cured by the asserted breaching Party within sixty (60) calendar days from receipt of such notice (“Cure Period”). If at the end of the Cure Period the asserted breach has not been cured and there remains a dispute or controversy, the Parties may agree to seek to resolve the matter through the use of the procedures set forth in Section 19.1 below. If Alliance is the non-breaching Party under this Section 9.2, then Licensee shall, within thirty (30) calendar days, owe Alliance all payments due, including but not limited to then appropriate Patenting Costs reimbursements, if applicable, milestones payments and continuous royalties due or the pro rata portion of any minimum annual royalties due at the end of the calendar year of such termination, whichever is greater. Licensee acknowledges and agrees that Alliance shall be entitled to seek any additional remedies available at law to Alliance for Licensee’s breach of this Agreement.

          9.3 This Agreement shall terminate automatically upon a final adjudication of invalidity, unenforceability, or the extinguishment of all Licensed Patents, for any reason.

          9.4 If Licensee fails to satisfy the requirements of Exhibits B or C then Alliance shall have the right, to exercise at its sole discretion with thirty (30) days written notice to Licensee, to terminate this Agreement in accordance with its early termination requirements.

          9.5 The Parties agree that Alliance, at its sole discretion, may immediately terminate this Agreement upon any attempted transfer of Licensee’s interest in this Agreement, in whole or in part, except as otherwise permitted by the terms of this Agreement.

          9.6 Licensee agrees that this Agreement shall automatically terminate if Licensee attempts, in any way, to pledge its rights under this Agreement as collateral to a third party.

          9.7 Licensee hereby agrees that in the event Licensee by its own actions or the action of any of its shareholders or creditors (if applicable), files or has filed against it, with an order for relief being entered, a case under the Bankruptcy Code of 1978, as previously or hereafter amended, Alliance shall be entitled to relief from the automatic stay of Section 362 of Title 11 of the U.S. Code, as amended, on or against the exercise of the rights and remedies available to Alliance; and Licensee hereby waives the benefits of such automatic stay and consents and agrees to raise no objection to such relief. Licensee further agrees that Alliance, at its sole discretion, may immediately terminate this Agreement by means of a written notice to Licensee in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of Licensee, or in the event that Licensee makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any U.S. Bankruptcy proceeding or insolvency law. Licensee will promptly inform Alliance of its intention to file a voluntary petition in bankruptcy or of another’s communicated intention to file an involuntary petition in bankruptcy.

          9.8 Licensee may terminate this Agreement without cause if Licensee provides Alliance with sixty (60) days prior notice and pays Alliance: (a) all Patenting Cost reimbursement, as applicable, and all upfront fees due at the time of termination; and (b) the greater of: the sum of the accrued continuous royalties due or the sum of the pro rata portion of any minimum annual royalties due at the end of the accounting period of such termination.

10. Rights of Parties after Termination.

          10.1 Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the termination date.

          10.2 From and after any termination of this Agreement, Licensee shall have the right to sell only those Licensed Products in Licensee’s inventory at the time of termination, provided that Licensee has satisfied all financial obligations and reporting requirements required by this Agreement. Except as otherwise provided for herein, Licensee shall not exercise any of the rights granted under this Agreement after it is terminated.

          10.3 The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, Licensee shall duly account to Alliance and transfer to it all rights to which Alliance may be entitled under this Agreement.

          10.4 The following Sections are intended to survive the termination of this Agreement: 2.5 (if applicable), 3, 4, 6, 7, 8, 9, 10, 14, 15, 16,18, and 19.

11. Force Majeure. No failure or omission by Alliance or by Licensee in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from acts of God, acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation. The circumstances surrounding such failure or omission shall be communicated to the affected Party in writing within fifteen (15) business days of such event.

12. Notices and Payments.

          12.1 All notices and reports shall be addressed to the Parties as follows:

If to Alliance:

National Renewable Energy Laboratory Facsimile No.
Attn: Commercialization & Technology Transfer (303)275-3040
1617 Cole Blvd., MS 17/33 Telephone No.
Golden, CO 80401 (303) 275-3690
E-mail Contact
technology transfer@nrel.gov

If to Licensee:

Natcore Technology, Inc.
87 Maple Avenue
Red Bank New Jersey 07701
Attention: Charles Provini
Email: provini@natcoresolar.com
Telephone No: (732) 576-8800

with a copy to Licensee’s US legal counsel:

Tagliaferro & LoPresti LLP
45 Broadway, Suite 2200
New York, NY 10006
Attention: Marc X. LoPresti, Esq.
Email: Mxl@tlcorplaw.com
Telephone: (212) 732-4029

          12.2 All financial obligations due to Alliance shall be sent to:

National Renewable Energy Laboratory
Attn: Royalty Cashier
1617 Cole Blvd., MS 1723A
Golden, CO 80401

All such payments shall be accompanied by documentation identifying this Agreement, including the License Agreement Number and the names of the Parties. A copy of all financial obligations shall be sent to NREL’s Office of Commercialization & Technology Transfer at the above address in Section 12.1. Alliance will NOT send invoices for payments due on a fixed schedule. It is Licensee’s responsibility to make all payments in accordance with this Agreement and all late payments will be charged interest in accordance with Paragraph 4.4 of this Agreement.

          12.3 Any notice, report or any other communication required or permitted to be given by one Party to the other Party by this Agreement shall be in writing and either: (a) served personally on the other Party; (b) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other Party at its address as indicated above, or to such other address as the addressee shall have previously furnished to the other Party by proper notice; (c) delivered by commercial courier to the other Party; or (d) sent by facsimile to the other Party at its facsimile number indicated above or to such other facsimile number as the Party shall have previously furnished to the other Party by proper notice, with machine confirmation of transmission.

13. Non-Abatement of Royalties. Alliance and Licensee acknowledge that certain of the Licensed Patents may expire prior to the conclusion of the term of this Agreement. However, Alliance and Licensee agree that the royalty rates provided for in Exhibit B shall be uniform and undiminished for as long as any claim of, or other intellectual property right in, any of the Licensed Patents are enforceable except as otherwise provided in this Agreement.

14. Confidential Information.

               14.1 The Parties agree that all information, marked by Licensee as “Proprietary” or Alliance as “NREL Protected Information” and forwarded to one by the other for the purposes of this Agreement (a) are to be received in strict confidence, (b) are to be used only for the purposes of this Agreement, and (c) are not to be disclosed by the recipient Party, its agents or employees without the prior written consent of the other Party, except to the extent that the recipient Party can establish by competent written proof that such information:

               14.1.1 was in the public domain at the time of disclosure;

               14.1.2 later became part of the public domain through: (A) no act or omission of the recipient, its employees, agents, successors or assigns and (B) no breach by a third party and was lawfully disclosed to the DOE or recipient Party by a third party having the right to disclose it;

               14.1.4 was already known by the DOE or recipient Party at the time of disclosure which can be shown by competent evidence;

               14.1.5 was independently developed by the DOE or recipient Party without the utilization of the other Party’s protected property and information; or

               14.1.6 is required by law or regulation to be disclosed, provided however, that the disclosing Party shall first give the recipient written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

15. Waivers.

          15.1 The failure of either Party at any time to enforce any provisions of this Agreement or to exercise any right or remedy shall not be construed to be a waiver of such provisions or of such rights or remedy or the right of such Party thereafter to enforce each and every provision, right or remedy.

          15.2 The waiver of a specific breach hereunder may be effectuated only by a written document, signed by the waiving Party, and delivered to the breaching Party. Such formal waiver shall not constitute a waiver of any other breach.

16. Entire Agreement and Legal Amendments.

          16.1 The Parties expressly understand and agree that this instrument contains the entire agreement between the Parties with respect to the subject matter of this Agreement and that all prior representations, warranties, or agreements relating to this subject matter have been merged into this instrument and are thus superseded in totality by this Agreement. This Agreement may be amended only by a written instrument signed by the duly authorized representatives of both of the Parties.

          16.2 The Parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

          16.3 In the event that a court of competent jurisdiction of any country in which this Agreement applies shall determine, by non-appealable decision, that any provision of this Agreement shall be illegal, Alliance, by written notice to Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

17. Headings. The headings for the Sections set forth in this Agreement are strictly for the convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Agreement.

18. Successor Contractor and Assignment.

          18.1 Licensee acknowledges and agrees that Alliance may transfer this Agreement and all rights, duties and obligations hereunder, to the DOE or a successor management and operating contractor of NREL as may be required under the Prime Contract with DOE.

          18.2 Licensee may assign this entire Agreement or any of its rights hereunder, upon the written authorization of Alliance, such authorization shall not to be unreasonably withheld, in connection with the sale of all or a material portion of any subsidiary, division, or business unit of Licensee, whether by merger, sale of assets, sale of stock, or otherwise.

19. Disputes and Governing Laws.

          19.1 This Agreement, and the rights and liabilities of the Parties with respect to this Agreement and its subject matter, shall be governed by the laws of the State of Colorado, without reference to the principles of conflicts of laws thereof. Any dispute arising out of or relating to this Agreement or its subject matter not settled by the Parties may be resolved only by the courts of the State of Colorado, or if subject matter jurisdiction exists, by the United States federal courts, with venue in the County of Denver (in the case of state court) or in the U.S. District Court for the District of Colorado (in the case of federal court). Each of the Parties hereby consents to the jurisdiction of such courts over it in any action involving any such dispute. Each of the Parties agree not to commence or maintain a legal proceeding involving any such dispute in any forum except a court of the State of Colorado located in Denver County or the United States District Court for the District of Colorado (other than to enforce a judgment obtained in such courts) and agrees not to contest the venue of any action involving any such dispute in the County of Denver or the District of Colorado, as the case may be, nor to assert in any such court the doctrine of forum non conveniens, or the like.

          19.2 If any provisions of this Agreement are held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement. This Agreement will be construed as if the invalid, illegal, or unenforceable revision were never in this Agreement.

          19.3 Alliance will release information concerning this Agreement if required by law. In publicizing anything made, used, offered for sale, sold or imported under this Agreement, Licensee shall not use the name of Alliance, NREL or DOE or otherwise refer to any organization related to Alliance or DOE, except with the prior written approval of Alliance and DOE.

20. Non-Use of Names. In publicizing anything made, used, offered for sale, sold or imported under this Agreement, Licensee shall not use the name of Alliance, NREL or DOE or otherwise refer to any organization related to Alliance or DOE, except with the prior written approval of Alliance and DOE. However, Licensee may state that it licensed from Alliance one or more of the patents and/or patent applications comprising the Licensed Patents, and Alliance may state that it licensed to Licensee one or more of the patents and/or patent applications comprising the Licensed Patents, and may further include (i) Alliance inventor names, (ii) invention titles and summaries, (iii) technology field of use, and (iv) the type and extent of the license, but may not include terms and conditions of this Agreement unless such disclosure is required by law, rule or regulation.

21. Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. The Parties stipulate that a photo static copy of an executed original will be admissible in evidence for all purposes in any proceeding as between the Parties.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives.

For Alliance		C. Porto
By:		Sr. Vice President
Name:	(typed)	Commercialization & Deployment
Title:
Date:	12|12|11

For Licensee

By:
Name:	Charles R Provini
Title:	President & CEO

EXHIBIT A: LICENSED PATENTS

NREL ROI No.	Country	Title	Patent/Patent Application No.	Filing/Issue Date

07-10	USA	“Nanoparticle-Based Etching of Silicon Surfaces”	12/053,372
07-17	USA	“Anti-reflection Etching of Silicon Surfaces Catalyzed with Ionic Metal Solutions”	12/053,445
07-17CN	China	“Anti-reflection Etching of Silicon Surfaces Catalyzed with Ionic Metal Solutions”	2009801102743
07-17EU	European .Union	“Anti-reflection Etching of Silicon Surfaces Catalyzed with Ionic Metal Solutions”	09722988.4
09-10	PCT	“Wet-Chemical Systems and Methods for Producing Black Silicon Substrates”	PCT/US10/56417
11-43	PCT	“Efficient Black Silicon Photovoltaic Devices with Enhanced Blue Response”	PCT/US11/27479

Initials

Alliance:		Licensee:

Date:	12|12|11	Date:	9 December, 2011

EXHIBIT B: FIELDS OF USE AND FINANCIAL CONSIDERATIONS

          A. Fields of Use: Equipment and Chemicals to produce photovoltaic cells integrating the Licensed Intellectual Property using diffused emitter and Liquid-Phase-Deposited Passivation.

          B. Upfront Fee: An up-front cash payment of Twenty Thousand ($20,000) in U.S. dollars due within thirty (30) days of the Effective Date. If such payment is not timely received, this Agreement shall be null, void and without effect.

          C. Continuous Royalty Rate Structure: Throughout the term of the Agreement, Licensee shall pay annually, in accordance with Section 4.2 of this Agreement, to Alliance a running royalty of two and one half percent (2.5%) on all Net Sales of Licensed Products (excluding Licensed Chemicals) sold by or on behalf of Licensee, Affiliates and Sublicensees. Licensee shall also pay annually to Alliance a running royalty of ten percent (10%) of Net Sales of Licensed Chemicals sold by or on behalf of Licensee, Affiliates and Sublicensees. In the event that Licensee is required is required to pay a Third Party Royalty for the sale of a particular Licensed Product, then the royalty payments made by Licensee hereunder may be reduced by an amount equal to one half percent (0.5%). In no event shall the continuous royalty payment due hereunder be less than 2.0% of Net Sales.

          F. Sublicensing Royalties: As appropriate, sublicensing royalty payments due Alliance from Licensee for Net Sales by Sublicensees will be at the same rate and schedule as set forth in Section C above. In addition, Licensee shall pay to Alliance an amount equal to 15% (15%) of Sublicensing Revenues received by Licensee. Licensee will be responsible for overseeing, collecting, reporting, and submitting royalties and Sublicensing Revenues from Sublicensees to Alliance.

          D. Minimum Annual Royalty Payments: For the 2013 calendar year and each subsequent calendar year during the term of this Agreement, Licensee shall pay to Alliance a minimum annual royalty payment in the amount of Twenty Five Thousand ($25,000) in U.S. dollars annually. Licensee shall make such payment to Alliance within thirty days of the end of the calendar year in which it is due. For each calendar year, that year’s Minimum Annual Royalty payment shall be fully creditable against continuous royalties paid to Alliance, under Exhibit B, paragraph C above, for such calendar year, but shall not be creditable against any other payment due under this Agreement, including past or future continuous royalties that may be or become due.

          Alliance will NOT send invoices for payments due on a fixed schedule. It is Licensee’s responsibility to make all payments in accordance with this Agreement and all late payments will be charged interest in accordance with Paragraph 4.4 of this Agreement.

NOTICE

          This Exhibit contains financial and commercial information that is BUSINESS SENSITIVE and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the Alliance Prime Contract with the DOE under the same restrictions as set forth herein; or (3) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party’s rights under the Agreement.

Initials

Alliance:		Licensee:

Date:	12|12|11	Date:	9 December, 2011

EXHIBIT C: DEVELOPMENT AND COMMERCIALIZATION PLAN

          Licensee shall use commercially reasonable efforts to bring the Licensed Products to market though a thorough, vigorous and diligent commercialization program, which program shall include but not be limited to the development, marketing, promotion, distribution and sale of Licensed Products. In partial satisfaction of such obligations, Licensee represents and warrants that it will invest in the development of the technology and market for Licensed Products by committing Licensee’s resources, at a minimum, to the following requirements:

1) Technical Milestones:

1.	Achieve an AMI .5G efficiency of 17.5% or more on a 4 inch diameter silicon solar cell using black silicon antireflection control technology, coupled with LPD passivation, by March 1, 2012.

2.	Achieve an average reflectance of 2% or less on 156 x 156 mm monocrystalline silicon wafers using black silicon antireflection control technology coupled with LPD passivation by April 1,2012.

3.

Achieve an AM1.5G efficiency of 17.0% or more on a 156 x 156 mm monocrystalline silicon solar cell using black silicon antireflection control technology coupled with LPD passivation and screen printed contacts by August 1,2012.

4.	Achieve an AM1.5G efficiency of 18.5% or more on multiple 156 x 156 mm monocrystalline silicon solar cell by July 1,2013.

2) Market Milestones:

1)	Achieve first commercial sale of a Licensed Product covered by the Black Silicon Patents on or before December 1,2012.
2)	Achieve cumulative Net Sales of Licensed Products in excess of $1 million on or before December 1, 2013.
3)	Achieve cumulative Net Sales of Licensed Products in excess of $2 million on or before December 1, 2014.
4)	Achieve cumulative Net Sales of Licensed Products in excess of $3 million on or before December 1, 2015.

          Progress and substantiation of Licensee meeting these development and commercialization requirements shall be provided to Alliance in the form of a report to be presented in writing no later than thirty (30) days from the end of each calendar year and each anniversary thereafter of the Effective Date thereof.

NOTICE

          This Exhibit contains financial and commercial information that is BUSINESS SENSITIVE and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the Alliance

Prime Contract with the DOE under the same restrictions as set forth herein; or (3) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party’s rights under the Agreement.

Initials

Alliance:		Licensee:

Date:	12|12|11	Date:	9 December, 2011